News Release

For Immediate Release	Contact: Bob Lougee (703) 721-3080

Wednesday, May 2, 2007

USA Mobility Declares Quarterly and Special Cash Distributions

Meetings with Investors Scheduled for May 16 in New York

Alexandria, VA (May 2, 2007) — USA Mobility, Inc. (Nasdaq: USMO), a leading provider of wireless messaging and communications services, today announced that its Board of Directors has declared a regular quarterly cash distribution of $0.65 per share of common stock. In addition, the Board declared a special cash distribution of $1.00 per share of common stock. Both cash distributions will be paid on June 7, 2007 to stockholders of record on May 17, 2007. The Company expects the entire amount of both cash distributions, a total of approximately $45.1 million, to be paid as a return of capital.

The Company initiated quarterly cash distributions of $0.65 per share in the fourth quarter of 2006. Previously, it had paid special cash distributions of $1.50 per share on December 21, 2005 and $3.00 per share on July 21, 2006.

“The payment of a special cash distribution of $1.00 per share, in addition to our regular quarterly distribution of $0.65 per share, reflects our continued confidence to generate substantial cash flow as well as our commitment to operate the Company profitably and return cash to stockholders,” said Vincent D. Kelly, president and chief executive officer. “Based on our current and projected cash position, we believe this action to accelerate cash distributions was appropriate at this time. As we have stated previously,” Kelly added, “management and the Board will regularly evaluate our options for returning capital to stockholders based on the Company’s operating performance, outlook and future capital investment requirements.”

* * * * * * * * * *

As previously announced, USA Mobility will host a meeting for financial analysts and other investors in New York City at approximately 10:30 a.m. on May 16, 2007, immediately following the Company’s Annual Meeting of Stockholders. The Annual Meeting of Stockholders is scheduled for 10:00 a.m. at the offices of Latham & Watkins LLP, Suite 1200, 885 Third Avenue (53rd Street and Third Avenue). The analysts meeting, which will include a review of first quarter results scheduled to be announced on May 9, will be held at the same location.

Financial analysts and others planning to attend the analysts meeting should RSVP to Shauna Fain at 703-718-6650 or shauna.fain@usamobility.com. For those investors unable to attend the analysts meeting, it will be webcast and accessible via conference call. The dial-in number for the call is 866-288-0540 (toll-free) or 913-312-6666 (toll). The pass code for the call is 4172209. A replay of the call will be available from 2:30 p.m. ET on May 16 until 11:59 p.m. on Wednesday, May 30. The replay number is 888-203-1112 (toll-free) or 719-457-0820 (toll). The pass code for the replay is 4172209. The analysts meeting will be webcast via the investor relations section of the Company’s website at www.usamobility.com.

* * * * * * * * * *

About USA Mobility

USA Mobility, Inc., headquartered in Alexandria, Virginia, is a comprehensive provider of reliable and affordable wireless communications solutions to the healthcare, government, large enterprise and emergency response sectors. As a single-source provider, USA Mobility‘s focus is on the business-to-business marketplace and supplying wireless connectivity solutions to more than 80 percent of the Fortune 1000 companies.  The Company operates nationwide networks for both one-way paging and advanced two-way messaging services. In addition, USA Mobility offers mobile voice and data services through Sprint Nextel, including BlackBerry devices and GPS location applications. The Company’s product offerings include customized wireless connectivity systems for the healthcare, government and other campus environments.  USA Mobility also offers M2M (machine-to-machine) telemetry solutions for numerous applications that include asset tracking, utility meter reading and other remote device monitoring applications on a national scale.  For further information visit www.usamobility.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act: Statements contained herein or in prior press releases which are not historical fact, such as statements regarding USA Mobility’s expectations for future operating and financial performance, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause USA Mobility’s actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, declining demand for paging products and services, our ability to continue to reduce operating expenses and to generate cash from operations, our future capital needs, competitive pricing pressures, competition from both traditional paging services and other wireless communications services, technological improvements in hand-held devices and transmission services offered by our competitors, government regulation, reliance upon third-party providers for certain equipment and services, as well as other risks described from time to time in periodic reports and registration statements filed with the Securities and Exchange Commission. Although USA Mobility believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. USA Mobility disclaims any intent or obligation to update any forward-looking statements.

# # #